Exhibit 10.7

EXECUTION COPY

KELLWOOD COMPANY

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”) dated as of May 4, 2012, between Kellwood Company, a Delaware corporation (the “Company”), and Jill Granoff (the “Executive”).

WITNESSETH

WHEREAS, the Company desires to employ the Executive as the Chief Executive Officer of the Company;

WHEREAS, the Company and the Executive desire to enter into this Agreement as to the terms of the Executive’s employment with the Company.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. POSITION AND DUTIES.

(a) During the Employment Term (as defined in Section 2 hereof), the Executive shall serve as the Chief Executive Officer of the Company and, subject to the customary supervisory authority of the Board of Directors of the Company (the “Board”) or as required by applicable law, shall have all authorities, duties and responsibilities customarily exercised by an individual serving in that position, including (i) overseeing the day-to-day management of the Company, (ii) developing overall strategy, and (iii) having all senior management of the Company report to the Executive; shall be assigned no duties or responsibilities that are materially inconsistent with, or that materially impair the Executive’s ability to discharge, the foregoing duties and responsibilities; shall have such additional duties and responsibilities, consistent with the foregoing, as may from time to time reasonably be assigned to the Executive by the Board; and shall, in the Executive’s capacity as Chief Executive Officer of the Company, report solely and directly to the Board. In the event that the component of the Company’s business that is comprised of the “Vince” label of clothing (or its successor) (the “Vince Business”) is no longer part of the Company, the Executive shall have the option to become the Chief Executive Officer of the Vince Business on the same terms set forth in this Agreement.

(b) During the Employment Term, the Executive shall devote all of the Executive’s business time, energy, business judgment, knowledge and skill and the Executive’s best efforts to the performance of the Executive’s duties with the Company, provided that the foregoing shall not prevent the Executive from (i) with the prior written approval of the Board, serving on the boards of directors of other business or charitable organizations, (ii) participating in charitable, civic, educational, professional, community or industry affairs, and (iii) managing the Executive’s passive personal investments, in each case so long as such activities in the aggregate do not interfere or conflict with the Executive’s duties hereunder or create a potential business or fiduciary conflict. The Board is aware that the Executive serves as a member of the Board of Directors of each of the Fashion Institute of Technology, Cosmetic Executive Women and DemandWare, and approves such membership so long as such membership does not create an actual and material business or a fiduciary conflict.

(c) Within thirty (30) days of the date hereof the Board shall take such action as may be necessary to appoint or elect the Executive as a member of the Board as of the Effective Date (as defined in Section 2 hereof) as well as a member of the Board of Kellwood Holding Corp., (“Holdings”), the Company’s sole shareholder. Thereafter, during the Employment Term, the Board shall nominate the Executive for re-election as a member of the Board and a member of the Board of Holdings at the expiration of the then current term, provided that the foregoing shall not be required to the extent prohibited by legal or regulatory requirements. The failure of the Board to appoint or elect, and re-elect, the Executive as a member of the Board or of the Board of Holdings shall constitute a material breach of this Agreement.

2. EMPLOYMENT TERM. The Company agrees to employ the Executive pursuant to the terms of this Agreement, commencing as of the date hereof (the “Effective Date”) and ending on the first to occur of any of the events described in Section 7 hereof, subject to Section 8 hereof. The period of time between the Effective Date and the termination of the Executive’s employment hereunder shall be referred to herein as the “Employment Term.”

3. BASE SALARY. The Company agrees to pay the Executive a base salary at an annual rate of $900,000, payable in accordance with the regular payroll practices of the Company, but in no event less frequently than monthly. The Executive’s base salary shall be subject to annual review by the Board (or a committee thereof), and may be upwardly adjusted from time to time by the Board. The base salary as determined herein and adjusted from time to time shall constitute “Base Salary” for purposes of this Agreement.

4. BONUS.

(a) TARGET ANNUAL BONUS. During the Employment Term, the Executive shall be eligible to receive an annual non-deferred, cash incentive payment under the Company’s annual bonus plan as may be in effect from time to time (the “Annual Bonus”) based on a target bonus opportunity of 75% of the Executive’s Base Salary (the “Target Bonus”), with a maximum bonus opportunity of 150% of the Executive’s Base Salary, in each case upon the attainment of one or more pre-established EBITDA-based performance goals for the Kellwood Business (as defined below) reasonably established in good faith by the Board or any committee thereof at the start of each fiscal year. The attainment of such goals will be based upon the Company’s audited financial results for such year prepared consistent with past practice and subject to adjustment for non-recurring and/or one-time items, such as earn-out payments, severance, business discontinuation costs, and the like (collectively, the “Adjustments”). Any earned Annual Bonus shall be paid within thirty (30) days following the completion of the audited financial statements for the applicable year, and in no event later than March 15 of the calendar year following the calendar year in which or with which the applicable performance period ended, provided, subject to Section 8 hereof, that the Executive remains continuously employed through the date that such bonus is paid. The Executive’s Target Bonus and maximum bonus opportunity shall be subject to annual review by the Board (or a committee thereof) and may be upwardly adjusted from time to time by the Board. Notwithstanding the foregoing, unless the Executive resigns without Good

Reason or is terminated by the Company for Cause before the end of the Company’s fiscal year ending January 31, 2013, the annual bonus for such fiscal year shall be prorated for the partial performance period beginning on the Effective Date, but in no event shall be less than $500,000 (the “Guaranteed Bonus”).

(b) RECOVERY BONUSES.

(i) In the event that the Company achieves EBITDA of $70,380,000 (adjusted for the divesture of any current profitable business/label of the Company and/or the purchase by the Company of a new business/label) for any fiscal year completed during the Employment Term prior to a Sale (based upon the Company’s audited financial results for such year prepared consistent with past practice and subject to Adjustments), and ending with the fiscal year ending on January 31, 2017, the Executive shall earn a cash bonus in the amount of $2,000,000 (the “Annual Recovery Bonus”), to be paid upon a Sale so long as the Executive remains continuously employed with the Company or any of its subsidiaries through the date of such Sale (except as provided in Section 4(b)(iii)) provided that the maximum amount of the bonus that may be earned pursuant to this Section 4(b) shall not exceed $6,000,000 (the “Maximum Recovery Bonus”). Except as provided in Section 4(b)(iii), in the event that the Executive remains continuously employed until a Sale (other than an IPO) and the per share proceeds of such Sale exceed $1.00 per share (or, in the event of any dividend, recapitalization, spin off, split up, reorganization, combination or exchange of the shares of common stock of the Company, the equivalent per share amount as reasonably and appropriately determined by the Board) the Executive shall be paid, within sixty (60) days after such Sale, the Maximum Recovery Bonus in cash, less any amounts previously earned or paid hereunder or as a Debt Recovery Bonus (as defined below) or as an Annual Recovery Bonus.

(ii) In the event that there is an Actual Debt Recovery (as defined below), then the Executive shall be paid a portion of such Actual Debt Recovery equal to the product of (A) the Actual Debt Recovery and (B) the Debt Recovery Percentage (as defined below) (such amount referred to herein as the “Debt Recovery Bonus”). Such amounts shall be paid within sixty (60) days following the applicable Actual Debt Recovery, in each case so long as the Executive remains continuously employed with the Company or any of its subsidiaries through the date of such payment, subject to Section 4(b)(iii). Any amounts that are paid as a Debt Recovery Bonus shall be deemed to be a partial payment of any Annual Recovery Bonus that was previously, or may in the future be, earned, such that the maximum amount of the sum of the Debt Recovery Bonus and the Annual Recovery Bonus shall not exceed $6,000,000. For example, in the event that the first Annual Recovery Bonus of $2,000,000 is earned for the fiscal year ending January 31, 2014, and, prior to that time, there was an Actual Debt Recovery in the total amount of $40,000,000 pursuant to which the Executive was paid a Debt Recovery Bonus in an amount equal to 4.4% of $40,000,000 (=$1,760,000), then the Executive would have earned $240,000 of Annual Recovery Bonus, which shall be paid upon the first to occur of a Sale or any subsequent Actual Debt Recovery in accordance with the terms of this Agreement, so long as the Executive remains continuously employed until such subsequent payment or becomes entitled to such amount pursuant to Section 4(b)(iii) below.

(iii) Notwithstanding the foregoing, in the event that the Executive’s employment is terminated pursuant to Sections 8(a), 8(b) or 8(d) (due to the Executive’s death, Disability, by the Executive for Good Reason or by the Company without Cause) and at any time before or within the ninety (90) day period following such termination (the “Tail Period”) an event occurs that would otherwise entitle the Executive to a payment pursuant to this Section 4(b) then the Executive shall be paid as though the Executive had remained continuously employed through the Tail Period, which shall be paid within sixty (60) days following the occurrence of such event.

(iv) For purposes of this Section 4, the following phrases shall be as defined below.

(A)	“Sale” means (i) any consolidation, merger or other transaction in which the Company is not the surviving entity or which results in the acquisition of all or substantially all of the Company’s outstanding shares of Common Stock by a single person or entity or by a group of persons or entities acting in concert; (ii) any sale or transfer of all or substantially all of (A) the Company’s assets (excluding, however, for this purpose any real estate “sale-lease back” transaction) or (B) the Company’s subsidiaries other than American Recreation Products (“ARP”) and Royal Robbins and ARP and Royal Robbins’ direct or indirect subsidiaries (the Company and such non-excluded Subsidiaries, including for the avoidance of doubt, the Vince Business, are collectively referred to as the “Kellwood Business”); (iii) the date that (A) more than fifty percent (50%) of the shares of voting stock of the surviving or acquiring entity is owned and/or controlled (by agreement or otherwise), directly or indirectly, by a person other than Sun Capital Partners, Inc. (“Sun”) or its affiliates and (B) Sun or its affiliates no longer controls the Company’s board of directors; or (iv) the sale in an underwritten initial public offering registered under the Securities Act of 1933 (as amended) of equity securities of the Company or a successor to the Company (an “IPO”); provided, however, that the term “Sale” shall not include transactions either (x) with affiliates of the Company or Sun (as determined by the Board of Directors in its good faith discretion) or (y) pursuant to which more than fifty percent (50%) of the shares of voting stock of the surviving or acquiring entity is owned and/or controlled (by agreement or otherwise), directly or indirectly, by Sun or its affiliates.

(B)

“Actual Debt Recovery” means any reduction on the principal amount (and excluding, for the avoidance of doubt, any such reduction that is paid from the Company’s revolving credit agreement) of (i) that certain Second Amended and Restated Term A Loan Agreement dated as of April 20, 2012 among the Company and its domestic subsidiaries from time to time party thereto as borrowers, SCSF Kellwood Finance, LLC as a lender, and Sun Kellwood Finance, LLC as lender and collateral agent (as amended, restated, refinanced or otherwise modified from time to time, the “Term A Loan Agreement”), (ii) that certain Fourth Amended and Restated Term Loan Agreement dated as of April 20, 2012 among the Company and its domestic subsidiaries from time to time party thereto as borrowers, SCSF Kellwood Finance, LLC as a lender, and Sun Kellwood Finance, LLC as lender and collateral agent (as amended, restated, refinanced or otherwise modified from time to time, the “Term B/C/D/E/F Loan Agreement”, and together with the Term A Loan Agreement, the “Sun Loan Agreements”), (iii) that certain Term Loan Agreement dated as of October 19, 2011 among the Company and its domestic subsidiaries from time to time party thereto as borrowers, the lenders from time to time party thereto and Cerberus Business Finance, LLC as collateral agent (as amended, restated, refinanced or otherwise modified from time to time, the “Ableco Term Loan”), and (iv) any of the Company’s 12.875% Second-Priority Senior Secured Payment-In-Kind Notes due December 31, 2014 and 7.625% Debentures due October 15, 2017 (as amended, restated, refinanced or otherwise modified from time to time). For the avoidance of doubt, the refinancing of any of the debt described herein shall not constitute an Actual Debt Recovery, but such refinanced debt shall continue to qualify for an Actual Debt Recovery in the event that the principal amount of such debt is later reduced.

(C)	“Debt Recovery Percentage” means 4.4%.

(c) ACQUISITION BONUS. If during the term of Executive’s employment by the Company the Company actively pursues an acquisition of a business that, during the Employment Term, Executive identified in good faith to the Company’s Board of Directors as a fit for the Kellwood Business and materially or substantially assisted Sun in evaluating and acquiring (a “Target”), and if such Target is acquired by Sun Capital Partners, Inc. or an affiliate thereof (“Sun”) other than the Company or its direct shareholder or any direct or indirect subsidiary of the Company or its direct shareholder, then the Executive shall be entitled to a grant of the pro-rata portion of the equity of such business that the Executive would hold (directly or indirectly) had such business become a subsidiary of the Company (the “Acquisition Bonus”); provided that the Executive remains continuously employed with the Company through the closing of such acquisition, except as provided below. Notwithstanding the foregoing, in no event shall Executive have any right to any equity in respect of a Target to which Sun, the Company or any of their respective affiliates have been introduced previously and with whom Sun, the Company or any of their respective affiliates is actively investigating and negotiating (or has actively investigated and negotiated in the previous eighteen (18) months) prior to such identification by Executive, as demonstrated by an executed confidentiality agreement in respect of such Target. In the event that the Executive’s employment is terminated pursuant to Sections 8(a), 8(b) or 8(d) (due to the Executive’s death, Disability, by the Executive for Good Reason or by the Company without Cause) and at any time during the Tail Period an acquisition closes that would otherwise entitle the Executive to a payment pursuant to this Section 4(c) then the Executive shall be paid as though the Executive had remained continuously employed through the Tail Period, which shall be paid within sixty (60) days following the closing of such event.

5. EQUITY. Executive will have an opportunity to participate in the stock option plan adopted by the Company, and shall be granted options pursuant to a grant agreement in the form attached hereto as Exhibit A.

6. EMPLOYEE BENEFITS.

(a) BENEFIT PLANS. During the Employment Term, the Executive shall be entitled to participate in any employee benefit plan that the Company has adopted or may adopt, maintain or contribute to for the benefit of its employees generally, subject to satisfying the applicable eligibility requirements, except to the extent that such plans are duplicative of the benefits otherwise provided for hereunder. The Executive’s participation will be subject to the terms of the applicable plan documents and generally applicable Company policies. Notwithstanding the foregoing, the Company may modify or terminate any employee benefit plan at any time. In addition, the Executive shall have a full-time assistant and shall be entitled to the Company’s current clothing discount policy of 75% off retail.

(b) BUSINESS EXPENSES. Upon presentation of reasonable substantiation and documentation as the Company may specify from time to time, the Executive shall be advanced, whenever possible, or reimbursed in accordance with the Company’s expense reimbursement policy, for all reasonable out-of-pocket business expenses incurred and paid by the Executive during the Employment Term and in connection with the performance of the Executive’s duties hereunder, in accordance with the Company’s policies with regard thereto. Executive shall be entitled to business class airfare for domestic transcontinental flights or flights of five (5) hours or more, and any international flights.

(c) VACATIONS. During the Employment Term, the Executive shall be entitled to five weeks of paid vacation per calendar year (as prorated for partial years) in accordance with the Company’s policy on accrual and use applicable to employees as in effect from time to time.

(d) LEGAL FEES. Upon presentation of appropriate documentation, the Company shall pay $20,000 to Wechsler & Cohen, LLP as counsel fees incurred in connection with the negotiation and documentation of this Agreement, which shall be paid within thirty (30) days following the date hereof.

7. TERMINATION. The Executive’s employment and the Employment Term shall terminate on the first of the following to occur:

(a) DISABILITY. Upon ten (10) days’ prior written notice by the Company to the Executive of termination due to Disability. For purposes of this Agreement, “Disability” shall mean that Executive, because of accident, disability, or physical or mental illness, is incapable of performing Executive’s duties to the Company or any subsidiary. Notwithstanding the foregoing, Executive will be deemed to have become incapable of performing Executive’s duties to the Company or any subsidiary if (i) Executive is incapable of so doing for (A) a continuous period of ninety (90) days and remains so incapable at the end of such ninety (90) day period or (B) periods amounting in the aggregate to ninety (90) days within any one period of one hundred twenty (120) days and remains so incapable at the end of such aggregate period of one hundred twenty (120) days, (ii) Executive qualifies to receive long-term disability payments under the long-term disability insurance program, as it may be amended from time to time, covering employees of the Company or company affiliate to which the Executive provides services or (iii) Executive is determined to be totally disabled by the Social Security Administration.

(b) DEATH. Automatically upon the date of death of the Executive.

(c) CAUSE. Immediately upon written notice by the Company to the Executive of a termination for Cause. For purposes of this Agreement, “Cause” shall mean: (A) conviction of the Executive of any felony, or the conviction of the Executive of a misdemeanor which involves moral turpitude, or the entry by the Executive of a plea of guilty or nolo contendere with respect to any of the foregoing, (B) the commission of any material act or failure to act by the Executive that constitutes theft, material destruction of Company property, fraud, embezzlement, unethical business conduct that is materially injurious to the Company or any of its affiliates, or other intentional misconduct or gross negligence that is otherwise materially injurious to the Company or any of its affiliates whether financially or otherwise, (C) any material violation by the Executive of any written rule or written policy of the Company or any of its affiliates and the failure of the Executive to cure such violation within thirty (30) days after receipt of written notice from the Company, (D) any violation by the Executive of the requirements of any other written contract or agreement between the Company (or any of its affiliates) and the Executive, and the failure of the Executive to cure such violation within thirty (30) days after receipt of written notice from the Company or (E) any failure by the Executive to abide by a lawful directive of the Board not inconsistent with Executive’s rights under this Agreement; provided, however, that the Company shall provide the Executive with a written notice detailing the specific circumstances alleged to constitute Cause within ninety (90) days of the member(s) of the Board other than the Executive receiving knowledge of the occurrence of such circumstances, and actually terminate the Executive’s employment within thirty (30) days following the expiration of the Executive’s cure period described above. Otherwise, any claim of the specific example of such circumstance as “Cause” shall be deemed irrevocably waived by the Company.

(d) WITHOUT CAUSE. Immediately upon thirty (30) days’ prior written notice by the Company to the Executive of an involuntary termination by the Company without Cause (other than for death or Disability).

(e) GOOD REASON. Upon written notice by the Executive to the Company of a termination for Good Reason. “Good Reason” shall mean the occurrence of any of the following events, without the express written consent of the Executive, unless such events are fully corrected in all material respects by the Company within thirty (30) days following written notification by the Executive to the Company of the occurrence of one of the reasons set forth below:

(i) any diminution in the Executive’s Base Salary or Target Bonus;

(ii) the Executive being required to report to anyone rather than directly to the Board;

(iii) relocation of the Executive’s primary work location by more than 25 miles from the borough of Manhattan, NY;

(iv) a material diminution in the Executive’s duties, authorities or responsibilities (other than (x) temporarily while physically or mentally incapacitated, or (y) as required by applicable law); or

(v) a material failure by the Company to comply with the provisions of Sections 1(a), 1(c), 3, 4, 5 or 6 hereof.

The Executive shall provide the Company with a written notice detailing the specific circumstances alleged to constitute Good Reason within ninety (90) days after the first occurrence of such circumstances, and actually terminate employment within thirty (30) days following the expiration of the Company’s thirty (30)-day cure period described above. Otherwise, any claim of such circumstances as “Good Reason” shall be deemed irrevocably waived by the Executive.

(f) WITHOUT GOOD REASON. Upon thirty (30) days’ prior written notice by the Executive to the Company of the Executive’s voluntary termination of employment without Good Reason (which the Company may, in its sole discretion, make effective earlier than any notice date).

8. CONSEQUENCES OF TERMINATION.

(a) DEATH. In the event that the Executive’s employment and the Employment Term ends on account of the Executive’s death, the Executive or the Executive’s estate, as the case may be, shall be entitled to the following (with the amounts due under Sections 8(a)(i) through 8(a)(iii) hereof to be paid within sixty (60) days following termination of employment, or such earlier date as may be required by applicable law):

(i) any unpaid Base Salary through the date of termination, together with a pro-rated portion of the Annual Bonus for the year in which such termination occurs (other than the Guaranteed Bonus, which shall be governed by the provisions of Section 4(a)), based upon the portion of such year that the Executive was employed and upon the satisfaction of the underlying performance conditions related thereto and paid in accordance with Section 4(a);

(ii) reimbursement for any unreimbursed business expenses incurred through the date of termination;

(iii) any accrued but unused vacation time in accordance with Company policy; and

(iv) all other payments, benefits or fringe benefits to which the Executive shall be entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant or this Agreement, in each case in accordance with their terms, including, for the avoidance of doubt, all vested rights and the rights under Sections 4(a), 4(b) and 4(c). The payments and benefits set forth in Sections 8(a)(i) through 8(a)(iv) hereof shall be hereafter referred to as the “Accrued Benefits”.

(b) DISABILITY. In the event that the Executive’s employment and/or Employment Term ends on account of the Executive’s Disability, the Company shall pay or provide the Executive with the Accrued Benefits.

(c) TERMINATION FOR CAUSE OR BY THE EXECUTIVE WITHOUT GOOD REASON. If the Executive’s employment is terminated (x) by the Company for Cause, or (y) by the Executive without Good Reason, the Company shall pay to the Executive any unpaid Base Salary through the date of termination, plus the amounts set forth in Sections 8(a)(ii), 8(a)(iii) and 8(a)(iv).

(d) TERMINATION WITHOUT CAUSE OR BY THE EXECUTIVE WITH GOOD REASON. If the Executive’s employment by the Company is terminated (x) by the Company other than for Cause, or (y) by the Executive for Good Reason, the Company shall pay or provide the Executive with the following, subject to the provisions of Section 21 hereof:

(i) The Accrued Benefits.

(ii) Subject to the Executive’s continued compliance with the obligations in Sections 9, 10 and 11 hereof, an amount equal to the Executive’s monthly Base Salary rate as in effect on the date of termination, paid monthly for a period of 18 months following such termination; provided that to the extent that the payment of any amount constitutes “nonqualified deferred compensation” for purposes of Code Section 409A (as defined in Section 21 hereof), any such payment scheduled to occur during the first sixty (60) days following the termination of employment shall not be paid until the first regularly scheduled pay period following the sixtieth (60th) day following such termination and shall include payment of any amount that was otherwise scheduled to be paid prior thereto; provided, however, that in the event that the Executive obtains other full-time employment following the first anniversary of such termination and during the time that the Executive is receiving payments under this Section 8(d)(ii), then such payments shall immediately become subject to offset by the amount of Executive’s base salary and prorated guaranteed incentive compensation, if any, from such other full-time employment; provided however, that the Company’s severance obligations shall immediately cease in the event Executive commences employment with any of the competitors listed in Section 10(b) following the one year anniversary of Executive’s last date of employment with the Company. The Executive shall promptly notify the Company in writing in the event that the Executive commences such full-time employment during this period. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under this Section 8(d)(ii).

(iii) Subject to (A) the Executive’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), (B) the Executive’s continued copayment of premiums at the same level and cost as the Executive paid as of date of such termination, and (C) the Executive’s continued compliance with the obligations in Sections 9, 10 and 11 hereof, continued participation in the Company’s group health plan at the Company’s cost (to the extent permitted under applicable law and the terms of such plan) which covers the Executive

(and the Executive’s eligible dependents) for a period of eighteen (18) months, provided that the Executive is eligible and remains eligible for COBRA coverage; and provided, further, that in the event that the Executive obtains other employment following the first anniversary of such termination and such employment offers comparable group health benefits for which the Executive is eligible, such continuation of coverage by the Company under this Section 8(d)(iii) shall immediately cease. The Executive shall promptly notify the Company in writing in the event that the Executive commences such employment during this period. The Company may modify its obligation under this Section 8(d)(iii) to the extent necessary to avoid any penalty or excise taxes imposed on it in connection with the continued payment of premiums by the Company under the Patient Protection and Affordable Care Act.

(iv) Payments and benefits provided in this Section 8(d) shall be in lieu of any termination or severance payments or benefits for which the Executive may be eligible under any of the plans, policies or programs of the Company or under the Worker Adjustment Retraining Notification Act of 1988 or any similar state statute or regulation.

(e) OTHER OBLIGATIONS. Upon any termination of the Executive’s employment with the Company, the Executive shall promptly resign from the Board and any other position as an officer, director or fiduciary of any Company-related entity.

(f) EXCLUSIVE REMEDY. The amounts payable to the Executive following and for termination of employment and the Employment Term hereunder pursuant to Sections 7 and 8 hereof shall be in full and complete satisfaction of the Executive’s rights under this Agreement and any other claims that the Executive may have in respect of the Executive’s employment with the Company or any of its affiliates, and the Executive acknowledges that such amounts are fair and reasonable, and are the Executive’s sole and exclusive remedy, in lieu of all other remedies at law or in equity, with respect to the termination of the Executive’s employment hereunder; provided, however, that such exclusive remedy does not apply to breaches of the Agreement or of the law by the Company (as opposed to the lawful termination of Executive’s employment) or Executive’s rights as a securityholder of any affiliates of the Company.

9. RELEASE. Any and all amounts payable and benefits or additional rights provided pursuant to this Agreement beyond the Accrued Benefits shall only be payable if the Executive delivers to the Company and does not revoke a general release of claims in favor of the Company in the form attached hereto as Exhibit B. Such release shall be executed and delivered (and no longer subject to revocation, if applicable) within sixty (60) days following termination.

10. RESTRICTIVE COVENANTS.

(a) CONFIDENTIALITY. During the course of the Executive’s employment with the Company, the Executive will have access to Confidential Information. For purposes of this Agreement, “Confidential Information” means all data, information, ideas, concepts, discoveries, trade secrets, inventions (whether or not patentable or reduced to practice), innovations, improvements, know-how, developments, techniques, methods, processes, treatments, drawings, sketches, specifications, designs, plans, patterns, models, plans and strategies, and all other confidential or proprietary information or trade secrets in any form or medium (whether merely remembered or embodied in a tangible or intangible form or medium) whether now or hereafter existing, relating to or arising from the past, current or potential business, activities and/or operations of the Company or any of its affiliates, including, without limitation, any such information relating to or concerning finances, sales, marketing, advertising, transition, promotions, pricing, personnel, customers, suppliers, vendors, raw partners and/or competitors. The Executive agrees that the Executive shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of the Executive’s assigned duties and for the benefit of the Company, either during the period of the Executive’s employment or at any time thereafter, any Confidential Information or other confidential or proprietary information received from third parties subject to a duty on the Company’s and its subsidiaries’ and affiliates’ part to maintain the confidentiality of such information, and to use such information only for certain limited purposes, in each case, which shall have been obtained by the Executive during the Executive’s employment by the Company (or any predecessor). The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to the Executive; (ii) becomes generally known to the public subsequent to disclosure to the Executive through no wrongful act of the Executive or any representative of the Executive; or (iii) the Executive is required to disclose by applicable law, regulation or legal process (provided that the Executive provides the Company with prior notice of the contemplated disclosure and cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information). The terms and conditions of this Agreement shall remain strictly confidential, and the Executive hereby agrees not to disclose the terms and conditions hereof to any person or entity, other than immediate family members, legal advisors or personal tax or financial advisors, or prospective future employers or executive recruiters solely for the purpose of disclosing the limitations on the Executive’s conduct imposed by the provisions of this Section 10 who, in each case, agree to keep such information confidential.

(b) NONCOMPETITION. The Executive acknowledges that (i) the Executive performs services of a unique nature for the Company that are irreplaceable, and that the Executive’s performance of such services to a competing business will result in irreparable harm to the Company, (ii) the Executive has had and will continue to have access to Confidential Information, which, if disclosed, would unfairly and inappropriately assist in competition against the Company or any of its affiliates, (iii) in the course of the Executive’s employment by a competitor, the Executive would inevitably use or disclose such Confidential Information, (iv) the Company and its affiliates have substantial relationships with their customers and the Executive has had and will continue to have access to these customers, (v) the Executive has received and will receive specialized training from the Company and its affiliates, and (vi) the Executive has generated and will continue to generate goodwill for the Company and its affiliates in the course of the Executive’s employment. Accordingly, during the Executive’s employment hereunder and for a period of 12 months thereafter (the “Restricted Period”), the Executive agrees that the Executive will not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to Vanity Fair Outlet, Jones Apparel Group (Jones NY), Theory or Alice & Olivia, or any of their successors or affiliates. Notwithstanding the foregoing, nothing herein shall prohibit the Executive from being a passive owner of not more than one percent (1%) of the equity securities of a publicly traded corporation engaged in a business that is in competition with the Company or any of its subsidiaries or affiliates, so long as the Executive has no active participation in the business of such corporation.

(c) NONSOLICITATION; NONINTERFERENCE.

(i) During the Restricted Period, the Executive agrees that the Executive shall not, except in the furtherance of the Executive’s duties hereunder, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, solicit, aid or induce any individual or entity that is, or was during the twelve-month period immediately prior to the termination of the Executive’s employment for any reason, a customer of the Company or any of its subsidiaries or affiliates to terminate or materially reduce its purchase of goods or services then sold by the Company or any of its subsidiaries or affiliates or assist or aid any other persons or entity in doing so.

(ii) During the Restricted Period, the Executive agrees that the Executive shall not, except in the furtherance of the Executive’s duties hereunder, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, (A) solicit or induce any employee, representative or agent of the Company or any of its subsidiaries or affiliates to leave such employment or retention or to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company or hire or retain any such employee, representative or agent, or take any action to materially assist or aid any other person, firm, corporation or other entity in identifying, hiring or soliciting any such employee, representative or agent, or (B) interfere, or aid or induce any other person or entity in interfering, with the relationship between the Company or any of its subsidiaries or affiliates and any of their respective vendors, joint venturers or licensors. Any person described in this Section 10(c)(i) shall be deemed covered by this Section while so employed or retained and for a period of six (6) months thereafter, unless such person’s employment has been terminated by the Company.

(d) NONDISPARAGEMENT. The Executive agrees not to make negative comments or otherwise disparage the Company or any of its affiliates or any of their officers, directors, employees, shareholders, agents or products other than in the good faith performance of the Executive’s duties to the Company while the Executive is employed by the Company. This limitation on the Executive shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings). The Company agrees that the senior officers of the Company as of the date of termination and the members of the Board as of the date of termination will not, while employed by the Company or serving as a director of the Company, as the case may be, publicly make negative comments about the Executive or otherwise disparage the Executive in any manner that is likely to be harmful to the Executive’s business reputation. The foregoing limitation on the Company shall not be violated by (i) truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings), (ii) communications among the Board members and other representatives of the Company’s direct and indirect shareholders, or (iii) statements that they in good faith believe are necessary or appropriate to make in connection with performing their duties and obligations to the Company.

(e) INVENTIONS. (i) The Executive acknowledges and agrees that all ideas, methods, inventions, discoveries, improvements, work products, developments or works of authorship (“Inventions”), whether patentable or unpatentable, (A) that relate to the Executive’s work with the Company, made or conceived by the Executive, solely or jointly with others, during the Employment Term, or (B) suggested by any work that the Executive performs in connection with the Company, either while performing the Executive’s duties with the Company or on the Executive’s own time, shall belong exclusively to the Company (or its designee), whether or not patent applications are filed thereon. The Executive will keep full and complete written records (the “Records”), in the manner prescribed by the Company, of all Inventions, and will promptly disclose all Inventions completely and in writing to the Company. The Records shall be the sole and exclusive property of the Company, and the Executive will surrender them upon the termination of the Employment Term, or upon the Company’s request. The Executive hereby irrevocably conveys, transfers and assigns to the Company the Inventions and all patents that may issue thereon in any and all countries, whether during or subsequent to the Employment Term, together with the right to file, in the Executive’s name or in the name of the Company (or its designee), applications for patents and equivalent rights (the “Applications”). The Executive will, at any time during and subsequent to the Employment Term, make such applications, sign such papers, take all rightful oaths, and perform all acts as may be requested from time to time by the Company with respect to the Inventions. The Executive will also execute assignments to the Company (or its designee) of the Applications, and give the Company and its attorneys all reasonable assistance (including the giving of testimony) to obtain the Inventions for the Company’s benefit, all without additional compensation to the Executive from the Company, but entirely at the Company’s expense. If the Company is unable for any other reason to secure Executive’s signature on any document for this purpose, then Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney in fact, to act for and in Executive’s behalf and stead to execute any documents and to do all other lawfully permitted acts in connection with the foregoing.

(ii) In addition, the Inventions will be deemed Work for Hire, as such term is defined under the copyright laws of the United States, on behalf of the Company and the Executive agrees that the Company will be the sole owner of the Inventions, and all underlying rights therein, in all media now known or hereinafter devised, throughout the universe and in perpetuity without any further obligations to the Executive. If the Inventions, or any portion thereof, are deemed not to be Work for Hire, the Executive hereby irrevocably conveys, transfers and assigns to the Company, all rights, in all media now known or hereinafter devised, throughout the universe and in perpetuity, in and to the Inventions, including, without limitation, all of the Executive’s right, title and interest in the copyrights (and all renewals, revivals and extensions thereof) to the Inventions, including, without limitation, all rights of any kind or any nature now or hereafter recognized, including, without limitation, the unrestricted right to make modifications, adaptations and revisions to the Inventions, to exploit and allow others to exploit the Inventions and all rights to sue at law or in equity for any infringement, or other unauthorized use or conduct in derogation of the Inventions, known or unknown, prior to the date hereof, including, without limitation, the right to receive all proceeds and damages therefrom. In addition, the Executive hereby waives any so-called “moral rights” with respect to the Inventions. To the extent that the Executive has any rights in the results and proceeds of the Executive’s service to the Company that cannot be assigned in the manner described herein, the Executive agrees to unconditionally waive the enforcement of such rights. The Executive hereby waives any and all currently existing and future monetary rights in and to the Inventions and all patents that may issue thereon, including, without limitation, any rights that would otherwise accrue to the Executive’s benefit by virtue of the Executive being an employee of or other service provider to the Company.

(iii) Executive shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with the Company any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party without the prior written permission of such third party. Executive represents and warrants that he does not possess or own any rights in or to any confidential, proprietary or non-public information or intellectual property related to the business of the Company. Executive shall comply with all relevant policies and guidelines of the Company regarding the protection of confidential information and intellectual property and potential conflicts of interest, provided same are consistent with the terms of this Agreement. Executive acknowledges that the Company may amend any such policies and guidelines from time to time, and that Executive remains at all times bound by their most current version.

(f) RETURN OF COMPANY PROPERTY. On the date of the Executive’s termination of employment with the Company for any reason (or at any time prior thereto at the Company’s request), the Executive shall return all property belonging to the Company or its affiliates (including, but not limited to, any Company-provided laptops, computers, cell phones, wireless electronic mail devices or other equipment, or documents and property belonging to the Company).

(g) REASONABLENESS OF COVENANTS. In signing this Agreement, the Executive gives the Company assurance that the Executive has carefully read and considered all of the terms and conditions of this Agreement, including the restraints imposed under this Section 10 hereof. The Executive agrees that these restraints may be necessary for the reasonable and proper protection of the Company and its affiliates and their trade secrets and confidential information and that each and every one of the restraints may be reasonable in respect to subject matter, length of time and geographic area, and that these restraints, individually or in the aggregate, may not prevent the Executive from obtaining other suitable employment during the period in which the Executive is bound by the restraints. The Executive agrees that, before providing services, whether as an employee or consultant, to any entity during the period of time that the Executive is subject to the constraints in Section 10(b) hereof, the Executive will provide a copy of the pertinent provisions of this Agreement (including, without limitation, this Section 10) to such entity, and the Company shall be entitled to share a copy of the pertinent provisions of this Agreement (including, without limitation, this Section 10) to such entity or any other entity to which the Executive performs services. The Executive acknowledges that each of these covenants may have a unique, very substantial and immeasurable value to the Company and its affiliates and that the Executive currently has sufficient assets and skills to provide a livelihood while such covenants remain in force. It is also agreed that each of the Company’s affiliates will have the right to enforce all of the Executive’s obligations to that affiliate under this Agreement and shall be third party beneficiaries hereunder, including without limitation pursuant to this Section 10.

(h) REFORMATION. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 10 is excessive in duration or scope or is unreasonable or unenforceable under applicable law, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the laws of that state.

(i) TOLLING. In the event of any violation of the provisions of this Section 10, the Executive acknowledges and agrees that the post-termination restrictions contained in this Section 10 shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.

(j) SURVIVAL OF PROVISIONS. The obligations contained in Sections 10 and 11 hereof shall survive the termination or expiration of the Employment Term and the Executive’s employment with the Company and shall be fully enforceable thereafter.

11. COOPERATION. Upon the receipt of reasonable notice from the Company (including outside counsel), the Executive agrees that while employed by the Company and thereafter, the Executive will respond and provide information with regard to matters in which the Executive has knowledge as a result of the Executive’s employment with the Company, and will provide reasonable assistance to the Company, its affiliates and their respective representatives in defense of any claims that may be made against the Company or its affiliates, and will assist the Company and its affiliates in the prosecution of any claims that may be made by the Company or its affiliates, to the extent that such claims may relate to the period of the Executive’s employment with the Company (collectively, the “Claims”). The Company shall advance whenever possible, and, if not, reimburse the Executive for her reasonable out-of-pocket expenses incurred in connection with such assistance following the Employment Term and will pay the Executive an hourly fee of $500 for Executive’s time spent pursuant to this Section 11 following the Employment Term, provided that such hourly fee shall not apply during period that the Executive is receiving severance pursuant to Section 8(d). The Company confirms that the Executive is entitled to indemnification pursuant to the Company’s organizational documents, copies of which have been provided to the Executive prior to the date hereof, and shall remain covered by the Company’s directors and officers liability insurance policies, pursuant to their terms, in the same amount and to the same extent as the Company covers its other officers and directors. The Executive agrees to promptly inform the Company if the Executive becomes aware of any lawsuits involving Claims that may be filed or threatened against the Company or its affiliates. The Executive also agrees to promptly inform the Company (to the extent that the Executive is legally permitted to do so) if the Executive is asked to assist in any investigation of the Company or its affiliates (or their actions) or another party attempts to obtain information or documents from the Executive (other than in connection with any litigation or other proceeding in which the Executive is a party-in-opposition) with respect to matters the Executive believes in good faith to relate to any investigation of the Company or its affiliates, in each case, regardless of whether a lawsuit or other proceeding has then been filed against the Company or its affiliates with respect to such investigation, and shall not do so unless legally required. During the pendency of any litigation or other proceeding involving Claims, the Executive shall not communicate with anyone (other than the Executive’s attorneys and tax and/or financial advisors and except to the extent that the Executive determines in good faith is necessary in connection with the performance of the Executive’s duties hereunder) with respect to the facts or subject matter of any pending or potential litigation or regulatory or administrative proceeding involving the Company or any of its affiliates without giving prior written notice to the Company or the Company’s counsel.

12. EQUITABLE RELIEF AND OTHER REMEDIES. The Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 10 or Section 11 hereof may be inadequate and, in recognition of this fact, the Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company shall be entitled to seek equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available. In the event of a finally adjudicated material violation by the Executive of Section 10 or Section 11 hereof, any severance being paid to the Executive pursuant to this Agreement or otherwise shall immediately cease, and any severance previously paid to the Executive during the time period the Executive was adjudicated to be in material violation shall be immediately repaid to the Company.

13. NO ASSIGNMENTS. This Agreement is personal to each of the parties hereto. Except as provided in this Section 13 hereof, no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto. The Company may assign this Agreement to any successor to all or substantially all of the business and/or assets of the Company, provided that the Company shall require such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company and any successor to its business and/or assets, which assumes and agrees to perform the duties and obligations of the Company under this Agreement by operation of law or otherwise.

14. NOTICE. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery, if delivered by hand, (b) on the date of transmission, if delivered by confirmed facsimile or electronic mail, (c) on the first business day following the date of deposit, if delivered by guaranteed overnight delivery service, or (d) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

At the address (or to the facsimile number) shown

in the books and records of the Company.

If to the Company:

Kellwood Company

600 Kellwood Parkway

Chesterfield, MO 63017

Attention: General Counsel

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

15. SECTION HEADINGS; INCONSISTENCY. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement. In the event of any inconsistency between the terms of this Agreement and any form, award, plan or policy of the Company, the terms of this Agreement shall govern and control.

16. SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

17. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

18. GOVERNING LAW; JURISDICTION. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of New York without regard to its choice of law provisions). Each of the parties agrees that any dispute between the parties shall be resolved only in the courts of the State of New York or the United States District Court for the Southern District of New York and the appellate courts having jurisdiction of appeals in such courts. In that context, and without limiting the generality of the foregoing, each of the parties hereto irrevocably and unconditionally (a) submits in any proceeding relating to this Agreement or the Executive’s employment by the Company or any affiliate, or for the recognition and enforcement of any judgment in respect thereof (a “Proceeding”), to the exclusive jurisdiction of the courts of the State of New York, the court of the United States of America for the Southern District of New York, and appellate courts having jurisdiction of appeals from any of the foregoing, and agrees that all claims in respect of any such Proceeding shall be heard and determined in such New York State court or, to the extent permitted by law, in such federal court, (b) consents that any such Proceeding may and shall be brought in such courts and waives any objection that the Executive or the Company may now or thereafter have to the venue or jurisdiction of any such Proceeding in any such court or that such Proceeding was brought in an inconvenient court and agrees not to plead or claim the same, (c) WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE EXECUTIVE’S EMPLOYMENT BY THE COMPANY OR ANY AFFILIATE OF THE COMPANY, OR THE EXECUTIVE’S OR THE COMPANY’S PERFORMANCE UNDER, OR THE ENFORCEMENT OF, THIS AGREEMENT, (d) agrees that service of process in any such Proceeding may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at the Executive’s or the Company’s address as provided in Section 14 hereof, and (e) agrees that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the laws of the State of New York.

19. MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer or director as may be designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement together with all exhibits hereto sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes any and all prior agreements or understandings between the Executive and the Company with respect to the subject matter hereof; provided that in the event that the Executive is or becomes a party to any other agreement providing for restrictive covenants similar to Section 10, such agreement shall also apply pursuant to its terms. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

20. REPRESENTATIONS. The Executive represents and warrants to the Company that (a) the Executive has the legal right to enter into this Agreement and to perform all of the obligations on the Executive’s part to be performed hereunder in accordance with its terms, and (b) the Executive is not a party to any agreement or understanding, written or oral, and is not subject to any restriction, which, in either case, could prevent the Executive from entering into this Agreement or impede the Executive from performing all of the Executive’s duties and obligations hereunder.

21. TAX MATTERS.

(a) WITHHOLDING. The Company may withhold from any and all amounts payable under this Agreement or otherwise such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation. In the event that the Company fails to withhold any taxes required to be withheld by applicable law or regulation, the Executive agrees to indemnify the Company for any amount paid with respect to any such taxes, together with any interest, penalty and/or expense related thereto.

(b) SECTION 409A COMPLIANCE.

(i) The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Executive by Code Section 409A or damages for failing to comply with Code Section 409A.

(ii) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding anything to the contrary in this Agreement, if the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive, and (B) the date of the Executive’s death, to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 21(b)(ii) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(iii) To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (A) all such expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive, (B) any right to such reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(iv) For purposes of Code Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(v) Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

COMPANY

By:	/s/ Ryan Esko

Name:	Ryan Esko
Title:	Interim CEO

EXECUTIVE

/s/ Jill Granoff

EXHIBIT A

KELLWOOD OPTION GRANT AGREEMENT

EXHIBIT B

GENERAL RELEASE

I, Jill Granoff, in consideration of and subject to the performance by Kellwood Company (together with its subsidiaries, the “Company”), of its obligations under the Employment Agreement dated as of May 4, 2012 (the “Agreement”), do hereby release and forever discharge as of the date hereof the Company and Sun Capital Partners V, L.P., Sun Capital Securities Fund, L.P. and Sun Capital Securities Offshore Fund, Ltd. and their respective affiliates and all present, former and future managers, directors, officers, employees, successors and assigns of the Company and Sun Capital Partners V, L.P., Sun Capital Securities Fund, L.P. and Sun Capital Securities Offshore Fund, Ltd. and their affiliates and direct or indirect owners (collectively, the “Released Parties”) to the extent provided below (this “General Release”). The Released Parties are intended to be third-party beneficiaries of this General Release, and this General Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Released Parties hereunder. Terms used herein but not otherwise defined shall have the meanings given to them in the Agreement.

1.	I understand that any payments or benefits paid or granted to me under Section 8 of the Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive certain of the payments and benefits specified in Section 8 of the Agreement unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter. Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its affiliates.

2.

Except as provided in paragraphs 4 and 5 below and except for the provisions of the Agreement which expressly survive the termination of my employment with the Company, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date that this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, which arise out of or are connected with my employment with, or my separation or termination from, the Company (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).

3.	I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 2 above.

4.	I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release. I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

5.	I agree that I hereby waive all rights to sue or obtain equitable, remedial or punitive relief from any or all Released Parties of any kind whatsoever in respect of any Claim, including, without limitation, reinstatement, back pay, front pay, and any form of injunctive relief. Notwithstanding the above, I further acknowledge that I am not waiving and am not being required to waive any right that cannot be waived under law, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however, that I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding. Additionally, I am not waiving (i) any right to the Accrued Benefits, severance benefits or other rights to which I am entitled under the Agreement, (ii) any claim relating to directors’ and officers’ liability insurance coverage or any right of indemnification under the Company’s organizational documents or otherwise, or (iii) my rights as an equity or security holder in the Company or its affiliates (including, without limitation equity rights I hold in Cayman Next Holdings, L.P.).

6.	In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state or local statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement. I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims to the maximum extent permitted by law. I further agree that I am not aware of any pending claim of the type described in paragraph 2 above as of the execution of this General Release.

7.	I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

8.	I agree that this General Release and the Agreement are confidential and agree not to disclose any information regarding the terms of this General Release or the Agreement, except to my immediate family and any tax, legal or other counsel I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone.

9.	Any non disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), any other self regulatory organization or any governmental entity.

10.	I hereby acknowledge that Sections 8 through 21 of the Agreement shall survive my execution of this General Release.

11.	I represent that I am not aware of any claim by me other than the claims that are released by this General Release. I acknowledge that I may hereafter discover claims or facts in addition to or different than those which I now know or believe to exist with respect to the subject matter of the release set forth in paragraph 2 above and which, if known or suspected at the time of entering into this General Release, may have materially affected this General Release and my decision to enter into it.

12.	Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Agreement after the date hereof.

13.	Whenever possible, each provision of this General Release shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

1. I HAVE READ IT CAREFULLY;

2. I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

3. I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

4. I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

5. I HAVE HAD AT LEAST [21][45] DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE TO CONSIDER IT, AND THE CHANGES MADE SINCE MY RECEIPT OF THIS RELEASE ARE NOT MATERIAL OR WERE MADE AT MY REQUEST AND WILL NOT RESTART THE REQUIRED [21][45] DAY PERIOD;

6. I UNDERSTAND THAT I HAVE SEVEN (7) DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

7. I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

8. I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

SIGNED:	DATED:

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